UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2014

ENUMERAL BIOMEDICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-185891	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Krizikova 22 Prague 8, 18600 Czech Republic
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(702) 723-6890
N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in a Current Report on Form 8-K we filed with the SEC on July 16, 2014, effective as of July 10, 2014, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) and changed our name from Cerulean Group, Inc. to Enumeral Biomedical Holdings, Inc. (the “Name Change”).

On July 17, 2014, the Financial Industry Regulatory Authority (“FINRA”) notified us that the Reincorporation and the Name Change would take effect in the over-the-counter market at the start of business on July 21, 2014 (the “Effective Date”). At the open of trading on the Effective Date, our trading symbol changed from “CEUL” to “ENUM”.

In addition, we previously disclosed in the Form 8-K referred to above a 4.62-for-1 forward stock split of our common stock, $0.001 par value per share (“Common Stock”), in the form of a dividend, with a record date of July 16, 2014, which has been changed to July 24, 2014 (the “Record Date”). On July 17, 2014, FINRA advised us that the dividend payment date will be July 25, 2014, the ex-dividend date will be July 28, 2014, and the due bill redeemable date will be July 30, 2014. The forward stock split will entitle each shareholder as of the Record Date to receive 3.62 additional shares of Common Stock for each one share owned. Additional shares issued as a result of the stock split will be distributed on the payment date. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their stock before the ex-dividend date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or “due bill” from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the ex-dividend date, the first business day after the stock dividend payment date. As of the ex-dividend date, our Common Stock will trade on a post-split adjusted basis. Upon effectiveness of the forward stock split, we will have 28,597,800 shares of Common Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2014	ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:/s/ Olesya Didenko
Name: Olesya Didenko
Title: President